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                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 33-52740

               ManTech International Retirement Plan (the "Plan")
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             (Exact name of registrant as specified in its charter)

                      c/o ManTech International Corporation
       12015 Lee Jackson Highway, Fairfax, Virginia 22033, (703) 218-6001
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Participation interests in the Plan
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i) [ ] Rule 12h-3(b)(1)(ii)[ ]
                Rule 12g-4(a)(1)(ii)[ ] Rule 12h-3(b)(2)(i) [ ]
                Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(ii)[ ]
                Rule 12g-4(a)(2)(ii)[ ]
                Rule 12h-3(b)(1)(i) [X] Rule 15d-6          [ ]

 Approximate number of holders of record as of the certification or notice date:

                                      None
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 Pursuant to the requirements of the Securities Exchange Act of 1934 the Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

    DATE: February 4, 1998                        By: /s/ Walter W. Vaughan
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                                                      /s/ Michael D. Golden
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                                     Trustees of the Administrative Committee
                                   of the ManTech International Retirement Plan

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